Exhibit 4.31

Letter of Commitment

on

Investment in Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

This Letter of Commitment on Investment in Beijing Jingdong Shangboguangyi Investment Management Co., Ltd. (hereinafter this “Letter”) is concluded in Beijing, the People’s Republic of China (hereinafter the “PRC”, which for purposes hereof shall exclude Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) on January 11, 2016, by and among:

Suqian Limao Donghong Investment Management Co., Ltd. (hereinafter “Suqian Limao”), a limited liability company registered in accordance with PRC laws;

Suqian Dongtai Jinrong Investment Management Center (Limited Partnership) (hereinafter “Suqian Dongtai”), a limited partnership registered in accordance with PRC laws;

Shanghai Chuangji Investment (Limited Partnership), a limited partnership registered in accordance with PRC laws (hereinafter “Chuangji”);

Beijing Jingdong Shangboguangyi Investment Management Co., Ltd., a limited liability company registered in accordance with PRC laws (hereinafter the “Company”).

WHEREAS:

(1) Suqian Limao, Suqian Dongtai, Beijing Sequoia Hongde Equity Investment Center (Limited Partnership), Beijing Harvest Yuanrui Investment Center (Limited Partnership), Suzhou Taiping Jingchuang Investment Management Enterprise (Limited Partnership), Beijing Rongzhi Huineng Investment Management Center (Limited Partnership), Shanghai Huasheng Lingfei Equity Investment Partnership (Limited Partnership), Shenzhen Tiantu Investment Management Co., Ltd., Ningbo Xinyue Kangrong Equity Investment Fund Partnership (Limited Partnership), Harbin Hengshi Dacheng Technology Co., Ltd., Beijing Kuaile Wuiyun Investment Co., Ltd. (hereinafter collectively referred to as “Investors under Subscription Agreement”) and the Company concluded the Subscription Agreement of Beijing Jingdong Shangboguangyi Investment Management Co., Ltd. (hereinafter the “Subscription Agreement”) on January 8, 2016. In accordance with Subscription Agreement, the Investors under the Subscription Agreement intend to subscribe for the newly increased RMB 31 million registered capital of the Company with a consideration of RMB 6.2 billion.

(2) Chuangji intends to participate in the subscription for the newly increased registered capital of the Company under the same commercial conditions as offered to the Investors under the Subscription Agreement and Suqian Limao, Suqian Dongtai and the Company agree to admit Chuangji as investor of the Company subject to the same commercial conditions as offered to the Investors under the Subscription Agreement.

Based on the principle of equality and mutual benefits, the Parties reach the following agreement through friendly negotiation:

1. The Parties agree that Chuangji will subscribe for RMB 1 million of the Company’s newly increased registered capital at the price of RMB 200 million (of which, RMB 1 million to be included as registered capital, and RMB 199 million to be included as capital reserve). The shareholding proportion of Chuangji in the Company will be calculated on the basis of the final total amount of the Company’s registered capital.

2. The Parties agree that the execution of this Letter by Chuangji shall be irrevocably deemed as its acceptance of the provisions of the Subscription Agreement and such provisions are valid and binding on it; it is obligated to abide by various requirements of the Subscription Agreement on the Investors (no matter whether such requirements are expressed in the form of representation, warranty by the Investors or otherwise); it is entitled to all rights of the Investors under the Subscription Agreement (except those which exclusively belong to specific Investors), and it shall undertake all obligations of the Investors under the Subscription Agreement.

3. Pursuant to Article 17.5 of the Subscription Agreement, the contact information of Chuangji is as follows:

4. This Letter shall become effective upon the seals and signatures by the Parties hereto.

5. This Letter is made in quadruplicate, with each Party holding one and all having the same legal effect and force.

(Remainder of this page is intentionally left blank)

(This page contains no body text and is the signature page of this Letter)

Suqian Limao Donghong Investment Management Co., Ltd.

(seal)

Company seal:	/s/ Suqian Limao Donghong Investment Management Co, Ltd.

Legal or authorized representative (signature)

/s/ Authorized signatory

(This page contains no body text and is the signature page of this Letter)

Suqian Dongtai Jinrong Investment Management Center (Limited Partnership)

(seal)

Company seal:	/s/ Suqian Dongtai Jinrong Investment Management Center (Limited Partnership)

Executive partner or authorized representative (signature)

/s/ Authorized signatory

(This page contains no body text and is the signature page of this Letter)

Shanghai Chuangji Investment (Limited Partnership)

(seal)

Company seal:	/s/ Shanghai Chuangji Investment (Limited Partnership)

Executive partner or authorized representative (signature)

/s/ Authorized signatory

(This page contains no body text and is the signature page of this Letter)

Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

(seal)

Company seal:	/s/ Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

Legal or authorized representative (signature)

/s/ Authorized signatory

Schedule A

The following schedule sets forth all other similar letters of commitment entered for Investment in Beijing Shangboguangyi Investment Management Co., Ltd. Other than the information set forth below, there is no material difference between such other letters and this exhibit.

Executing Parties	Subscription Amount	Execution Date

Suqian Limao Donghong Investment Management Co., Ltd.;

Suqian Dongtai Jinrong Investment Management Center (Limited Partnership);

Shanghai Duofangbusifeng Investment (Limited Partnership), a limited partnership registered in accordance with PRC laws;

Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

Article 1
The Parties agree that Shanghai Duofangbusifeng Investment (Limited Partnership) will subscribe for RMB 250,000 of the Company’s newly increased registered capital at the price of RMB 50 million (of which, RMB 250,000 to be included as registered capital, and RMB 49,750,000 to be included as capital reserve).

January 12, 2016

Suqian Limao Donghong Investment Management Co., Ltd.;

Suqian Dongtai Jinrong Investment Management Center (Limited Partnership);

Zhe Wei, PRC citizen;

Beijing Shangboguangyi Investment Management Co., Ltd.

Article 1
The Parties agree that Zhe Wei will subscribe for RMB 250,000 of the Company’s newly increased registered capital at the price of RMB 50 million (of which, RMB 250,000 to be included as registered capital, and RMB 49,750,000 to be included as capital reserve).

January 11, 2016

Suqian Limao Donghong Investment Management Co., Ltd.;

Suqian Dongtai Jinrong Investment Management Center (Limited Partnership);

Tianjin Yuebo Investment Consulting Co., Ltd., a limited liability company registered in accordance with PRC laws;

Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

Article 1
The Parties agree that Tianjin Yuebo Investment Consulting Co., Ltd. will subscribe for RMB 750,000 of the Company’s newly increased registered capital at the price of RMB 150 million (of which, RMB 750,000 to be included as registered capital, and RMB 149,250,000 to be included as capital reserve).

January 8, 2016